SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

September 11, 2007

Intrepid Technology & Resources, Inc.

(Exact Name of Registrant as Specified in Charter)

Idaho	000-30065	82-0230842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

501 West Broadway, Suite 200, Idaho Falls, Idaho	83402
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(208) 529-5337

MI-164377 v1

ITEM 5.  Other Events.

Intrepid Technology & Resources, Inc. Board of Directors has appointed Mr. Mitchell J. Hart, to fill an open authorized position on the Board effective September 10, 2007.  Mr. Hart has a degree in Mining Engineering from the University of Utah and is a licensed professional engineer.  He currently serves as Vice President and Director of Terra Systems, Inc.  As such, he led the Terra Systems team in the acquisition of Mountain Island Energy, LLC.  That acquisition allowed Terra Systems to expand into energy-based and specialized development projects.  He currently acts as that entity’s General Manager.  Mr. Hart also directed the evaluation, permitting and development of advanced clean coal gasification power generating facilities, specialty carbon upgrading projects, wind energy and noble and precious metal extraction and processing projects.

Prior to joining Terra Systems in 2005, Mr. Hart served with Monsanto for 19 years as a Sr. Specialist and Project Manager for the Idaho Phosphorus Plant and the Wyoming Coal Calciner.  In these capacities he managed key phosphate and carbon based projects and operations including the permitting and development of a new $20+ million phosphate mining property and the $10 million environmental compliance project which went from technology selection to project startup in 11 months.  He was also responsible for the procurement raw materials, stockpile and inventory management, the optimization of manufacturing operations and marketing of process by-products.

Mr. Hart began his career as a Sr. Engineer with Shell Oil Company where he worked in both engineering and operations designing short and long term plans and facilities, estimating and controlling costs, planning production and performing economic evaluations and creating business plans on numerous medium to large scale projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2007	INTREPID TECHNOLOGY & RESOURCES, INC.

By: /s/ Dr. Dennis D. Keiser
Name: Dr. Dennis D. Keiser
Title: Chief Executive Officer and Director